                                                                    Exhibit 99.1


[Wabtec logo]
                              1001 Air Brake Avenue                PRESS
                              Wilmerding, PA 15148                 RELEASE
                              Phone: 412.825.1543
                               Fax: 412.825.1789


CONTACT:   TIM WESLEY AT (412) 825-1543




              WABTEC AFFIRMS FOURTH QUARTER 2002 EARNINGS GUIDANCE
                     ---------------------------------------

       ISSUES EARNINGS GUIDANCE OF BETWEEN 50-60 CENTS FOR FULL YEAR 2003, WITH EXPECTED EBITDA OF ABOUT $75 MILLION AND FREE CASH OF ABOUT $40 MILLION

     WILMERDING, Pa., Dec. 13, 2002 -- Wabtec Corporation (NYSE: WAB) today affirmed its earnings guidance for the fourth quarter of 2002 and issued guidance of between 50 cents and 60 cents per diluted share for the full year 2003. This range of full year earnings would represent an approximate growth rate of 20 percent to 45 percent, respectively, compared to 2002. The company had not previously issued 2003 guidance.

     "We will continue to experience a downturn in most of our end markets in 2003, but we are still able to forecast a substantial earnings increase due to a more favorable product mix, lower interest expense, and ongoing actions to reduce costs and apply lean manufacturing principles," said William E. Kassling, Wabtec chairman. "As our markets begin to recover, these actions should continue to give us leverage to grow earnings much faster than sales."

FOURTH QUARTER 2002 EXPECTATIONS

     As announced in mid-October, Wabtec expects fourth quarter earnings per diluted share from continuing operations to be similar to its third quarter results of 12 cents. At this level of earnings, the company expects to generate EBITDA of about $17 million and free cash of about $15 million in the quarter. Based on fourth quarter earnings guidance, the company expects to report full-year 2002 EPS of about 41 cents, EBITDA of about $70 million and free cash of about $40 million. Wabtec plans to report results in mid-February.

     "We're pleased that we continued to generate cash and are in a position to achieve our debt reduction target of $40 million, despite weakness in our end markets," said Gregory T.H. Davies, Wabtec's president and chief executive officer. "Our actions to reduce costs and improve productivity have had a positive effect on margins, and our focus on lean manufacturing has resulted in reductions in debt and working capital. We expect to continue to build on the momentum generated by these actions as we enter the new year."

FULL YEAR 2003 EXPECTATIONS

     The company is basing its financial guidance on the following assumptions for industry deliveries of new rolling stock in 2003: about 22,000 freight cars, compared to about 18,000 in 2002; about 700 locomotives, compared to about 950 in 2002; and about 700 transit cars, compared to about 1,200 in 2002. In addition, the company expects sales of aftermarket components and services to grow slightly in 2003, based on a modest improvement in freight rail traffic and general economic conditions.

[Wabtec logo]
                              1001 Air Brake Avenue                PRESS
                              Wilmerding, PA 15148                 RELEASE
                              Phone: 412.825.1543
                               Fax: 412.825.1789


     Based on these assumptions, Wabtec expects 2003 sales to be about flat at $700 million, with Freight Group sales higher and Transit Group sales lower compared to 2002. For 2003, the company expects earnings per diluted share of between 50 cents and 60 cents, which would represent an approximate growth rate of 20 percent to 45 percent, respectively. The company expects first quarter EPS to be similar to the fourth quarter of 2002, with EPS in subsequent quarters to be between 13 cents and 16 cents, based on its current backlog and depending on the timing of new business. Given the expected range of earnings, Wabtec expects EBITDA of about $75 million and free cash of about $40 million in 2003. At this time, the company plans to continue to use its free cash primarily for debt reduction.

     "We are excited by Wabtec's future prospects for internal and external reasons," Davies said. "To begin with, we have a clearer picture of the outlook for our key markets. With a recovery in the freight car market forecast for 2003 and our expectation that the locomotive market will pick up in 2004, we have confidence that our Freight Group is positioned for growth once again. We believe the Transit Group should begin to rebound by 2005 or possibly sooner, depending on the timing of a major New York City subway car order.

     "In addition to these external factors, we should also benefit from internal strategic initiatives. Our pipeline of new products should provide growth because we have maintained investment in research and development. We also invested in growth overseas, with new ventures in China and India. Our Tier I strategy, to provide customers with systems and not just components, is beginning to open new doors. And, in driving for continuous improvement, we're expanding the application of lean principles, with training and new process improvement tools. Lean manufacturing enhances our growth potential by providing the tools to improve margins and reduce working capital, thereby creating more cash to invest in Wabtec's future. We look forward to that future with high expectations."

     Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry.

     This press release contains forward-looking statements regarding the company's earnings expectations. Wabtec's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further slowdown in the U.S. economy; lower-than-expected deliveries of new rolling stock in 2003; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

     THE COMPANY WILL HOLD A CONFERENCE CALL TODAY AT 9 A.M., EASTERN TIME, TO DISCUSS ITS EXPECTATIONS FOR 2003. TO LISTEN TO THE CALL, LOG ON TO www.wabtec.com.